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                                                                    EXHIBIT 99.1


                               [ATS MEDICAL LOGO]


Approved By:
Jack Judd
CFO, ATS Medical
(763) 557-2222

Contacts:
Investors
EVC Group
Douglas Sherk, Jennifer Beugelmans
415-896-6820
Anne Bugge
206-926-5220


FOR IMMEDIATE RELEASE

            JOHN D. BUCK APPOINTED TO ATS MEDICAL BOARD OF DIRECTORS

Minneapolis, MN, Sept. 13, 2004---ATS Medical, Inc. (NASDAQ: ATSI) a developer and manufacturer of the ATS Open Pivot(R) mechanical heart valve and related cardiac surgical accessories and technologies, today announced the appointment of John D. Buck to its Board of Directors. Mr. Buck's appointment fills one of two current vacancies.

Mr. Buck joins the ATS Board with over 30 years of senior level executive experience. He is currently the Chief Executive Officer of Whitefish Ventures, LLC, which provides financial services and strategic business expertise to small companies to help them achieve their business goals. Mr. Buck also serves as Chairman of the Board of Directors for Medica, the second largest health benefits plan in Minnesota, and as a board member of ValueVision Media, Inc./Shop NBC and Halo.

Prior to Mr. Buck's current responsibilities, his career includes more than 25 years of senior executive management experience, to include 4 years with Fingerhut Companies, Inc., a direct database and marketing company, and more than 21 years with Honeywell Corporation, a large international controls company and Alliant, an aerospace and defense business.

"John's extensive background and proven skills as a leader and senior executive make him eminently qualified to serve ATS Medical's shareholders as a member of the Board of Directors. His previous tenure as the CEO of a healthcare company as well as his international management experience will add new and unique perspective to our current Board. I am indeed proud to announce John's addition to the ATS team," said Michael D. Dale, Chairman, President and CEO of ATS Medical.

ABOUT ATS MEDICAL

ATS Medical, Inc., headquartered in Minneapolis, is a leading medical device company specializing in mechanical heart valves, aortic graft prostheses and related cardiovascular surgery accessories. ATS is a global company with product sales in more than 57 countries. The ATS Open Pivot(R) Valve has been implanted in over 85,000 patients and utilizes a unique pivot design that results in better performance and a lower risk profile. The Company's website is www.atsmedical.com.

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